Hostess Brands, Inc. Announces Third Quarter 2019 Financial Results
Net Revenue Increases 7.7% to $227.2 Million, Driven by 8.8% Point of Sale Gain
Market Share Continues Growth, Up 118 Basis Points to 19.2%

KANSAS CITY, MO, November 6, 2019 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three and nine months ended September 30, 2019.
Business Highlights for the Third Quarter 2019 as Compared to the Prior Year Period1

•
Net revenue increased $16.2 million, or 7.7%, to $227.2 million due to higher volume of core Hostess® branded products and breakfast innovation driven by distribution and merchandising support, as well as the previously announced price increases, partially offset by the sale of the In-Store Bakery ("ISB") business on August 30, 2019. Excluding ISB, net revenue increased 9.2%.

•
Gross profit increased $10.0 million, or 16.6%, to $70.4 million due to higher sales volume and pricing actions as well as continued operating efficiencies. Adjusted gross profit increased $11.1 million, or 17.4%, to $75.2 million, or 33.1% of net revenue, representing a margin improvement of 270 basis points.

•
Net income was $10.7 million, or $0.07 per diluted share, compared to $11.2 million, or $0.08 per diluted share, in the prior period. The decline was primarily due to costs related to the sale of ISB and debt refinancing.

•	Adjusted net income increased $4.8 million, or 32.9%, to $19.2 million, resulting in $0.13 adjusted earnings per share.

•	Adjusted EBITDA increased $7.6 million, or 19.0%, to $47.8 million, or 21.0% of net revenue, representing a margin improvement of 201 basis points.

•	Cash and cash equivalents were $266.9 million as of September 30, 2019 with a leverage ratio of 3.5x.

The Company Refines Full-Year 2019 Outlook

•
The Company expects continued organic revenue growth well above the Sweet Baked Goods (“SBG”) category in 2019 driven by Hostess® branded core and new product innovation due to expanded distribution and improved merchandising execution as well as benefits from increased pricing.

•
The Company expects full year 2019 adjusted EBITDA of $202 million to $208 million, an increase of 9% to 12% over 2018, primarily driven by revenue growth and achievement of operational efficiencies. This reflects the reduction of $3 million as a result of the sale of ISB during the third quarter.

•	The Company's expected leverage ratio estimate is 3.2x to 3.4x at the end of 2019, driven by strong operating cash flows and cash received from the divestiture of ISB.

“We are very pleased with the continued growth momentum of our product offerings and our demonstrated ability to meaningfully increase point-of-sale dollars and market share across sales channels,” commented Andy Callahan, President and Chief Executive Officer. “We achieved significant revenue growth in our Hostess® branded core and new breakfast products during the quarter. This strong top-line growth combined with ongoing cost efficiencies from the disciplined investments in our Chicago bakery contributed to a significant increase in profitability and strong cash flow generation. With our focus on growth and efficiency grounded in our five pillars, we remain confident about the growth potential we have for the balance of the year and 2020. We are excited by the improved capabilities we have built which support meaningful growth ahead of an expanding category that will lead to top-quartile financial results into the future.”

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“Adjusted EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2018. All measures of market performance contained in this press release, including point of sale and market share, are for the 13 week period ended September 28, 2019 and include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. The Company's leverage ratio is net debt (total long-term debt less lease obligations, unamortized debt premiums and cash and cash equivalents) divided by adjusted EBITDA for the trailing twelve-month period.

Third Quarter 2019 Compared to Third Quarter 20181
Net revenue was $227.2 million, an increase of 7.7%, or $16.2 million, compared to $211.0 million. Excluding ISB, net revenue increased 9.2%. Sales of core Hostess® branded products, including Donettes® and CupCakes, continued to increase due to strong distribution and merchandising support across multiple sales channels. Sales of new Hostess® branded items, including Danishes, provided revenue growth, along with increased sales of Dolly Madison® branded products, leveraging the customer relationships from the Cloverhill acquisition. Net revenue also benefited from pricing actions implemented in late 2018. Consistent with the Company's expectations, revenue growth was negatively impacted by the temporary shutdown of certain production lines to perform maintenance and operating enhancements.
Gross profit was $70.4 million, or 31.0% of net revenue, compared to $60.4 million, or 28.6% of net revenue. Adjusted gross profit was $75.2 million, or 33.1% of net revenue, an $11.1 million increase as compared to $64.1 million, or 30.4% of net revenue, in the prior year period. Gross margin increased as a result of previously announced favorable pricing actions, increased sales volume and operating cost efficiencies, partially offset by a shift in product mix.
Operating costs and expenses were $46.8 million, or 20.6% of net revenue, compared to $36.7 million, or 17.4% of net revenue. These costs increased due to higher incentive compensation and additional corporate expenses incurred in connection with the relocation of the Company's primary distribution facility and the category sales and marketing functions. Additionally, the sale of ISB resulted in transaction fees, a remeasurement of the tax receivable agreement and loss on sale. Professional service fees were also incurred in anticipation of refinancing of the Company's term loan and revolver which was finalized in October 2019.
The Company's effective tax rate was 22.0% compared to 18.9%. The increase in the effective tax rate is due to the Class B for Class A share exchanges in the second and third quarters of 2019. Subsequent to these exchanges, more income from Hostess Holdings, L.P. was allocated to Hostess Brands, Inc.
Net income was $10.7 million compared to $11.2 million. Net income attributed to Class A stockholders was $8.8 million, or $0.07 per diluted share, compared to $7.9 million, or $0.08 per diluted share. Adjusted net income was $19.2 million compared to $14.5 million. Adjusted earnings per diluted share was $0.13, compared to $0.10.
Adjusted EBITDA was $47.8 million, or 21.0% of net revenue, compared to $40.1 million, or 19.0% of net revenue, an increase of $7.6 million, or 19.0%. The improvement in adjusted EBITDA margin was primarily attributable to increased sales volume, pricing actions and operating cost efficiencies.
Cash from operations for the nine months ended September 30, 2019 was $107.4 million compared to $109.9 million for the same period last year. The decrease was attributable to the timing of working capital conversion.
Sweet Baked Goods Segment: Net revenue was $220.2 million, an increase of $18.5 million, or 9.2%, compared to $201.7 million driven by additional volume and price increases. Gross profit was $68.8 million, or 31.3% of net revenue, compared to $58.9 million, or 29.2% of net revenue. In addition to the increase in sales volume and price increases, gross profit benefited from bakery operating efficiencies.
In-Store Bakery Segment: Net revenue was $7.1 million, a decrease of $2.2 million, or 24.0%, compared to $9.3 million. Gross profit was $1.6 million, or 22.9% of net revenue, compared to gross profit of $1.5 million, or 16.1% of net revenue. The decrease in net revenue reflects the Company's sale of ISB on August 30, 2019.
Refinancing and Extension of Term Loan and Revolver
On October 1, 2019, the Company refinanced its $976.4 million outstanding term loan and its $100.0 million revolving credit agreement extending the maturities to August 3, 2025 and August 3, 2024, respectively. Additionally, the interest rate margin on the revolver was reduced from between 3.00% and 3.50% per annum to 2.25% per annum. All other terms under the term loan and revolver, including variable interest rates, required principal payment, collateralization and financial covenants, remain unchanged.

Outlook
The Company has refined its outlook for 2019 to reflect current expectations for the remainder of the year:

•	Net revenue growth well above the SBG category;

•	Adjusted EBITDA of $202 million to $208 million, an increase of 9% to 12% from 2018;

•	Adjusted EPS of $0.58 to $0.61, an increase of 7% to 13% from 2018;

•	Cash provided by operations of $140 million to $150 million;

•
The expected increase in cash of $135 million to $145 million would result in a leverage ratio of 3.2x to 3.4x at the end of 2019, absent any acquisitions or other strategic uses of cash, compared to 4.5x at December 31, 2018;

•	Capital expenditures of approximately $30 million to $35 million;

•
Income tax rate, excluding discrete items, of 22% to 23% giving effect to the non-controlling interest and the related share exchanges occurring in the second and third quarters. The Company expects to pay distributions to the non-controlling interest holders of $6 million to $7 million and corporate tax payments (net of refunds) of $1 million to $2 million in 2019.

The Company provides guidance only on a non-GAAP basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the tax receivable agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, November 6, 2019 at 4:30 p.m. EDT to discuss the results for the third quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, November 20, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13695870. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill® and Big Texas® brands. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores. The Company divested its In-Store Bakery segment's operations on August 30, 2019.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2018. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$266,871	$146,377
Accounts receivable, net	115,857	105,679
Inventories	38,582	38,580
Prepaids and other current assets	12,182	8,806
Total current assets	433,492	299,442
Property and equipment, net	227,114	220,349
Intangible assets, net	1,858,943	1,901,215
Goodwill	535,853	575,645
Other assets, net	11,376	14,062
Total assets	$3,066,778	$3,010,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$10,166	$11,268
Tax receivable agreement payments payable within one year	10,700	4,400
Accounts payable	69,811	65,288
Customer trade allowances	44,593	42,010
Accrued expenses and other current liabilities	23,389	18,137
Total current liabilities	158,659	141,103
Long-term debt and lease obligations	972,838	976,736
Tax receivable agreement obligations	125,023	64,663
Deferred tax liability	252,986	277,954
Total liabilities	1,509,506	1,460,456

Class A common stock, $0.0001 par value, 200,000,000 shares authorized,120,947,081 and 100,046,392 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	12	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 9,455,184 and 30,255,184 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1	3
Additional paid in capital	1,140,126	925,902
Accumulated other comprehensive income (loss)	(687)	2,523
Retained earnings	312,759	271,365
Stockholders’ equity	1,452,211	1,199,803
Non-controlling interest	105,061	350,454
Total liabilities and stockholders’ equity	$3,066,778	$3,010,713

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net revenue	$227,211	$210,982	$691,009	$635,574
Cost of goods sold	156,791	150,604	461,951	437,098
Gross profit	70,420	60,378	229,058	198,476
Operating costs and expenses:
Advertising and marketing	10,627	9,563	30,186	27,371
Selling expense	6,992	7,467	23,822	22,606
General and administrative	17,736	13,569	54,483	39,315
Amortization of customer relationships	5,755	5,994	17,749	17,983
Other operating expense (income)	5,739	92	6,256	(12)
Total operating costs and expenses	46,849	36,685	132,496	107,263
Operating income	23,571	23,693	96,562	91,213
Other expense:
Interest expense, net	9,813	9,974	30,351	29,063
Gain on buyout of tax receivable agreement	—	—	—	(12,372)
Other expense (income)	—	(36)	1,286	133
Total other expense	9,813	9,938	31,637	16,824
Income before income taxes	13,758	13,755	64,925	74,389
Income tax expense	3,029	2,603	10,915	9,315
Net income	10,729	11,152	54,010	65,074
Less: Net income attributable to the non-controlling interest	1,944	3,211	12,615	14,010
Net income attributable to Class A stockholders	$8,785	$7,941	$41,395	$51,064

Earnings per Class A share:
Basic	$0.08	$0.08	$0.39	$0.51
Diluted	$0.07	$0.08	$0.37	$0.49
Weighted-average shares outstanding:
Basic	115,196,195	99,958,244	106,904,733	99,931,167
Diluted	121,122,895	102,963,080	110,804,367	104,299,251

Results of Operations by Segment	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Revenue
Sweet Baked Goods	$220,156	$201,693	$662,307	$605,223
In-Store Bakery	7,055	9,289	28,702	30,351
	$227,211	$210,982	$691,009	$635,574
Gross Profit
Sweet Baked Goods	$68,804	$58,886	$222,872	$192,683
In-Store Bakery	1,616	1,492	6,186	5,793
	$70,420	$60,378	$229,058	$198,476

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2019	September 30, 2018
Operating activities
Net income	$54,010	$65,074
Depreciation and amortization	32,678	31,370
Impairment of property, goodwill and intangibles	1,005	1,417
Debt premium amortization	(803)	(810)
Tax receivable agreement remeasurement and gain on buyout	1,296	(14,124)
Non-cash fees on disposal of assets	1,414	—
Share-based compensation	7,157	4,237
Deferred taxes	9,519	7,929
Loss on sale of assets	471	1
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(13,536)	(5,451)
Inventories	(3,451)	4,670
Prepaids and other current assets	(3,793)	(2,407)
Accounts payable and accrued expenses	18,305	20,759
Customer trade allowances	3,080	(2,794)
Net cash provided by operating activities	107,352	109,871

Investing activities
Purchases of property and equipment	(28,421)	(32,886)
Acquisition of business, net of cash	—	(23,910)
Proceeds from sale of business, net of cash	63,353	—
Acquisition and development of software assets	(4,298)	(2,480)
Net cash provided by investing activities	30,634	(59,276)

Financing activities
Repayments of long-term debt and lease obligations	(7,470)	(7,578)
Distributions to non-controlling interest	(6,659)	(9,533)
Tax payments related to issuance of shares to employees	(607)	(436)
Cash received from exercise of options	23	—
Payments on tax receivable agreement	(2,779)	(41,353)
Net cash used in financing activities	(17,492)	(58,900)
Net increase (decrease) in cash and cash equivalents	120,494	(8,305)
Cash and cash equivalents at beginning of period	146,377	135,701
Cash and cash equivalents at end of period	$266,871	$127,396

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$33,602	$30,972
Net taxes paid	$2,416	$4,092
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$1,468	$(59)

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Class A Stockholders and adjusted EPS, collectively referred to as "Non-GAAP Financial Measures," are commonly used in the Company's industry and should not be construed as an alternative to gross profit, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended		Nine Months Ended
		September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reconciliation of Adjusted Gross Profit
Gross profit		$70,420	$60,378	$229,058	$198,476
Non-GAAP adjustments:
Acquisition and integration costs		—	3,512	1,563	5,376
Facility transition costs		4,816	—	4,816	—
Special employee incentive compensation		—	214	33	1,766
Adjusted gross profit		$75,236	$64,104	$235,470	$205,618

Adjusted gross margin		33.1%	30.4%	34.1%	32.4%

Reconciliation of Adjusted EBITDA
Net income		$10,729	$11,152	$54,010	$65,074
Non-GAAP adjustments:
Income tax provision		3,029	2,603	10,915	9,315
Interest expense, net		9,813	9,974	30,351	29,063
Depreciation and amortization		10,739	10,723	32,678	31,370
Share-based compensation		2,377	1,516	7,157	4,237
Tax Receivable Agreement remeasurement and gain on buyout		1,779	—	1,296	(14,124)
Impairment of property and equipment, intangible assets and goodwill and loss on sale of assets		471	—	1,476	1,417
Acquisition, disposition and integration costs		1,995	3,512	3,558	5,376
Facility transition costs	i.	5,347	—	6,163	—
Special employee incentive compensation		—	690	1,910	2,275
Other	ii.	1,493	(36)	2,773	760
Adjusted EBITDA		$47,772	$40,134	$152,287	$134,763

i. For the three and nine months ended September 30, 2019, facility transition costs primarily relate to the line maintenance and operating enhancement activities in the Columbus, Georgia bakery and also include non-capitalizable costs incurred to move the Company's primary distribution center and category sales and marketing functions.
ii. For all periods presented, other expenses included transaction and other non-operating professional fees.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended		Nine Months Ended
		September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reconciliation of Adjusted Net Income and Adjusted EPS
Net income		$10,729	$11,152	$54,010	$65,074
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout		1,779	—	1,296	(14,124)
Remeasurement of deferred taxes		(448)	—	(3,672)	(4,995)
Impairment of property and equipment, intangible assets and goodwill and loss on sale of assets		471	—	1,476	1,417
Acquisition and integration costs		1,995	3,512	3,558	5,376
Facility transition costs	i.	5,347	—	6,163	—
Special employee incentive compensation		—	690	1,910	2,275
Other	ii.	1,493	—	2,333	—
Tax impact of adjustments		(2,158)	(897)	(3,495)	167
Adjusted net income		19,208	14,457	63,579	55,190
Non-controlling interest allocation of net income		(1,944)	(3,211)	(12,615)	(14,010)
Non-controlling interest allocation of adjustments		(1,088)	(977)	(2,213)	(2,108)
Adjusted net income attributed to Class A stockholders		$16,176	$10,269	$48,751	$39,072
Weighted average Class A shares outstanding-diluted		121,122,895	102,963,080	110,804,367	104,299,251
Adjusted EPS		$0.13	$0.10	$0.44	$0.37

i. For the three and nine months ended September 30, 2019, facility transition costs primarily include non-capitalizable costs incurred to move the Company's primary distribution center and category sales and marketing functions as well as costs directly related to the line maintenance activities in the Columbus, Georgia bakery.
ii. For all periods presented, other expenses included transaction and other non-operating professional fees.